Exhibit 6(ii)

State of AL Montgomery Co.

I Certify this Instrument was Filed As
REAL Book:06140 Page:198
Inst Num: 32014695090

On 06-12-2024 02:30:41 PM

JC Love, III
Judge of Probate
Total Fees:$91.00
Total Tax:$5,626.50
Total:$5,717.50

THIS DOCUMENT PREPARED BY
AND AFTER RECORDING RETURN TO:

GK Festival LLC

c/o GK Development, Inc.
257 E. Main Street, Suite 200

Barrington, IL 60010
Attn: Corporate Counsel

AL2210289RC

Above Space for Recorder's Use Only

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS, AND FIXTURE FILING

by

GK FESTIVAL LLC,

an Alabama limited liability company

to and for the benefit of

GK INVESTMENT PROPERTY HOLDINGS II, LLC,

a Delaware limited liability company

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND

RENTS, AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS, AND FIXTURE FILING ("Mortgage") is made as of June 6, 2024, by GK FESTIVAL LLC, an Alabama limited liability company ("Mortgagor"), to and for the benefit of GK INVESTMENT PROPERTY HOLDINGS II, LLC, a Delaware limited liability company, its successors and assigns ("Mortgagee").

RECITALS:

A.           Mortgagee has agreed to make a loan (the "Loan") to the Mortgagor in the amount of THREE MILLION SEVEN HUNDRED FIFTY-ONE THOUSAND AND 00/100 DOLLARS ($3,751,000.00). In return, Mortgagor has agreed to execute a certain Promissory Note as of even date herewith (as amended, restated or replaced from time to time, the "Note").

B.            A condition precedent to Mortgagee's extension of the Loan to the Mortgagor is the execution and delivery by Mortgagor of this Mortgage.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor agrees as follows:

Mortgagor hereby mortgages, grants, assigns, remises, releases, warrants and conveys to Mortgagee, its successors and assigns, and grant a security interest in, the following described property, rights and interests (referred to collectively herein as "Premises"), all of which property, rights and interests are hereby pledged primarily and on a parity with the Real Estate (as defined below) and not secondarily:

THE REAL ESTATE located at 7915-7959 Vaughn Road, Montgomery, Alabama 36116 and legally described on Exhibit A attached hereto and made a part hereof ("Real Estate");

TOGETHER WITH all improvements of every nature whatsoever now or hereafter situated on the Real Estate and all fixtures and personal property of every nature whatsoever now or hereafter owned by Mortgagor and on, or used in connection with the Real Estate or the improvements thereon, or in connection with any construction thereon, including all extensions, additions, improvements, betterments, renewals, substitutions and replacements to any of the foregoing and all of the right, title and interest of Mortgagor in and to any such personal property or fixtures together with the benefit of any deposits or payments now or hereafter made on such personal property or fixtures by Mortgagor or on their behalf ("Improvements");

TOGETHER WITH all easements, rights of way, gores of real estate, streets, ways, alleys, passages, sewer rights, waters, water courses, water rights and powers, and all estates, rights, titles, interests, privileges, liberties, tenements, hereditaments and appurtenances whatsoever, in any way now or hereafter belonging, relating or appertaining to the Real Estate, and the reversions, remainders, rents, issues and profits thereof, and all the estate, right, title, interest, property, possession, claim and demand whatsoever, at law as well as in equity, of Mortgagor of, in and to the same;

TOGETHER WITH all rents, revenues, issues, profits, proceeds, income, royalties, accounts, accounts receivable, escrows, security deposits, impounds, reserves, tax refunds and other rights to monies from the Premises and/or the businesses and operations conducted by • Mortgagor thereon, to be applied against the Indebtedness (hereinafter defined); provided, however, that Mortgagor, so long as no Event of Default (as hereinafter defined) has occurred hereunder, may collect rent as it becomes due, but not more than one (1) month in advance thereof;

TOGETHER WITH all interest of Mortgagor in all leases now or hereafter on the Premises, whether written or oral ('Leases"), together with all security therefore and all monies payable thereunder, subject, however, to the conditional permission hereinabove given to Mortgagor to collect the rentals under any such Lease;

TOGETHER WITH all fixtures and articles of personal property now or hereafter owned by Mortgagor and forming a part of or used in connection with the Real Estate or the Improvements, including, but without limitation, any and all air conditioners, antennae, appliances, apparatus, awnings, basins, bathtubs, bidets, boilers, bookcases, cabinets, carpets, coolers, curtains, dehumidifiers, disposals, doors, drapes, dryers, ducts, dynamos, elevators, engines, equipment, escalators, exercise equipment, fans, fittings, floor coverings, furnaces, furnishings, furniture, hardware, heaters, humidifiers, incinerators, lighting, machinery, motors, ovens, pipes, plumbing, pumps, radiators, ranges, recreational facilities, refrigerators, screens, security systems, shades, shelving, sinks, sprinklers, stokers, stoves, toilets, ventilators, wall coverings, washers, windows, window coverings, wiring, and all renewals or replacements thereof or articles in substitution therefor, whether or not the same are or shall be attached to the Real Estate or the Improvements in any manner; it being mutually agreed that all of the aforesaid property owned by Mortgagor and placed on the Real Estate or the Improvements, so far as permitted by law, shall be deemed to be fixtures, a part of the realty, and security for the Indebtedness (as hereinafter defined); notwithstanding the agreement hereinabove expressed that certain articles of property form a part of the realty covered by this Mortgage and be appropriated to its use and deemed to be realty, to the extent that such agreement and declaration may not be effective and that any of said articles may constitute goods (as said term is used in the Uniform Commercial Code of the State of Alabama, as now in effect on the date hereof or as the same may be amended or supplemented from time to time ("Code")), this instrument shall constitute a security agreement, creating a security interest in such goods, as collateral, m Mortgagee, as a secured party, and Mortgagor, as debtors, all in accordance with the Code;

TOGETHER WITH all (i) coal, oil, gas and other hydrocarbons, minerals, graphite, rock, sand, stone, limestone, granite, aggregate, gravel and clay in, upon and under, and whether or not extracted from, the Land, and whether or not produced or processed, (ii) all fee interests, mineral interests, production payments, net profits interests with respect to the items described in (i), and (iii) any other non-cost bearing oil, gas, coal, graphite or other mineral assets, including without limitation, lignite, liquid and solid hydrocarbons, gas and their respective constituent products, and any other minerals, including without limitation, sulfur and coal seam gas, carbon dioxide, helium and other gasses (whether or not produced in association with oil and gas), industrial minerals, graphite, lead, zinc, (regardless of the method used to mine and remove the same and regardless of the effect of such mining and removal upon the surface estate), iron ore, phosphate, bauxite, limestone, granite, sand, clay, rock, stone, gravel, aggregate and other stone, bedrock and other rock materials (regardless of whether quarried, mined or removed or the method used to quarry, mine or remove same), geothermal energy (including entrained methane, hydrostatic pressure and thermal energy) and all other substances and ore deposits of any kind or character, whether solid, liquid or gaseous (all substances, materials, rights and interests described in this paragraph (b) are referred to sometimes herein as the "Minerals");

TOGETHER WITH all of Mortgagor's interests in "general intangibles", including "payment intangibles" and "software" (each as defined in the Code) now owned or hereafter acquired and related to the Premises, including, without limitation, all of Mortgagor's rights, title and interest in and to:·(i) all agreements, warranties, guarantees, licenses, permits and contracts to which Mortgagor is or may become a party and which relate to the Premises; (ii) all obligations and indebtedness owed to Mortgagor thereunder; (iii) all intellectual property related to the Premises; and (iv) all chooses in action and causes of action relating to the Premises; and

TOGETHER WITH all proceeds of the foregoing, including, without limitation, all judgments, awards of damages and settlements hereafter made resulting from condemnation proceeds or the taking of the Premises or any portion thereof under the power of eminent domain, any proceeds of any policies of insurance, maintained with respect to the Premises or proceeds of any sale, option or contract to sell the Premises or any portion thereof.

TO HAVE AND TO HOLD the Premises, unto Mortgagee, its successors and assigns, forever, for the purposes and upon the uses herein set forth together with all right to possession of the Premises after the occurrence of any Event of Default; Mortgagor hereby RELEASES AND WAIVES all rights under and by virtue of the homestead exemption laws of the State of Alabama.

FOR THE PURPOSE OF SECURING: (i) the payment of the Loan and all interest, late charges, prepayment premium (if any), interest rate swap or hedge expenses (if any), reimbursement obligations, fees and expenses for letters of credit issued by Mortgagee for the benefit of Mortgagor, if any, and other indebtedness evidenced by or owing under the Note, any of the other Loan Documents, any interest rate swap or hedge agreement now or hereafter entered into between Mortgagor and Mortgagee and any application for letters of credit and master letter of credit agreement, together with any extensions, modifications, renewals or re-financings of any of the foregoing; (ii) the performance and observance of the covenants, conditions, agreements, representations, warranties and other liabilities and obligations of the Mortgagor or any other obligor to or benefiting Mortgagee which are evidenced or secured by or otherwise provided in the Note, this Mortgage or any of the other Loan Documents; and (iii) the reimbursement to Mortgagee of any and all sums incurred, expended or advanced by Mortgagee pursuant to any term or provision of or constituting additional indebtedness under or secured by this Mortgage, any of the other Loan Documents, any interest rate swap or hedge agreement or any application for letters of credit and master letter of credit agreement, with interest thereon as provided herein or therein, (collectively, "Indebtedness").

IT IS FURTHER UNDERSTOOD AND AGREED THAT:

1.	Representations and Warranties.

(a)            Mortgagor represents, warrants and covenants that (a) Mortgagor is the holder of the fee simple title to the Premises, free and clear of all liens and encumbrances, except those liens and encumbrances in favor of Mortgagee and as otherwise described on Exhibit B attached hereto ("Permitted Exceptions"); and (b) Mortgagor has legal power and authority to mortgage and convey the Premises.

(b)            Mortgagor has full power and authority to conduct its business as presently conducted, to enter into this Mortgage and to perform all of its duties and obligations under this Mortgage and under the Loan Documents.

(c)            This Mortgage, the Note, and any other documents and instruments required to be executed and delivered by Mortgagor in connection with the Loan, when executed and delivered, will constitute the duly authorized, valid and legally binding obligations of the party required to execute the same and will be enforceable strictly in accordance with their respective terms (except to the extent that enforceability may be affected or limited by applicable bankruptcy, insolvency and other similar debtor relief laws affecting the enforcement of creditors' rights generally); and enforcement of this Mortgage and the Loan Documents is subject to no defenses of any kind.

(d)            The execution, delivery and performance of this Mortgage, the Note and any other Loan Documents or instruments to be executed and delivered by Mortgagor pursuant to this Mortgage or in connection with the Loan and the occupancy and use of the Real Estate will not: (i) violate any provisions of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, or (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions or provisions of any indenture, mortgage, deed of , instrument, document, agreement or contract of any kind to which Mortgagor is a party or by which Mortgagor may be bound. Mortgagor is not in default (without regard to grace or cure periods) under any contract or agreement to which it is a party, the effect of which default will materially adversely affect the performance by Mortgagor of its respective obligations pursuant to and as contemplated by the terms and provisions of this Mortgage.

(e)            To the best of Mortgagor's knowledge, no condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which could adversely affect the validity or priority of the liens and security interests granted Mortgagee under the Loan Documents, which could materially adversely affect the ability of Mortgagor to develop or sell the Real Estate (or applicable portion thereof) or which could materially adversely affect the ability of Mortgagor to perform their obligations under the Loan Documents, which could constitute an Event of Default under any of the Loan Documents or which would constitute such an Event of Default with the giving of notice or lapse of time, or both.

(f)            The Real Estate and the present use and occupancy of the Real Estate does not violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind, including, without limitation, Environmental Laws, zoning, building, land use, noise abatement, occupational health and safety or other laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not and if a third-party is required under any covenants, conditions and restrictions of record or any other agreement to consent to the present use or occupancy of the Real Estate and the development thereof, Mortgagor has obtained such approval from such party.

(g)            To the best of Mortgagor's knowledge, the Real Estate has never been used and the Real Estate will not be used, for any activities which, directly or indirectly, involve the use, generation, treatment, storage, transportation or disposal of any Hazardous Materials, except to the extent necessary for the operation of Mortgagor's business which shall be conducted in compliance with all applicable Environmental Laws, and no Hazardous Materials exist now, and no Hazardous Materials will hereafter exist, on or under the Real Estate or in any surface waters or groundwaters on or under the Real Estate and the Real Estate and to the best of each Mortgagor's knowledge, its existing and prior uses have at all times complied with and will comply with all Environmental Laws, and Mortgagor has not violated, and will not violate, any Environmental Laws.

(h)            To the best of each Mortgagor's knowledge, there are no facilities on the Real Estate which are subject to reporting under any State laws or Section 312 of the Federal Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11022), and federal regulations promulgated thereunder and the Real Estate does not contain any underground storage tanks.

(i)            All financial statements submitted by Mortgagor to Mortgagee in connection with the Loan are true and correct in all material respects, and fairly present the Mortgagor's financial condition.

G)            This Mortgage and any other materials submitted to Mortgagee in connection with or in furtherance of this Mortgage by or on behalf of Mortgagor fully and fairly state the matters with which they purport to deal, and neither misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading.

(k)            All utility and municipal services required for the occupancy and operation of the Premises, including, but not limited to, water supply, storm and sanitary sewage disposal systems, cable services, gas, electric and telephone facilities are available for use and tap-on at the boundaries of the Real Estate, and written permission has been obtained from the applicable utility companies or municipalities to connect the Real Estate into each of said services.

(1)            All governmental permits and licenses required by applicable law to occupy the Real Estate have been validly issued and are in full force.

(m)            The storm and sanitary sewage disposal system, water system, drainage system and all mechanical systems with respect to the Real Estate do comply with all applicable laws, statutes, ordinances, rules and regulations, including, without limitation, all Environmental Laws and the applicable environmental protection agency, pollution control board and/or other governmental agencies having jurisdiction of the Real Estate have issued their permits for the construction, tap-on and operation of those systems.

(n)            All utility, parking, access (including curb cuts and highway access), recreational and other permits and easements required for the operation of the Real Estate have been granted and issued.

(o)            The Loan, including interest rate, fees and charges as contemplated hereby, is a business loan; the Loan is an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 et �-; and the Loan does not, and when disbursed will not, violate the provisions of the usury laws of the State, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, Mortgagor or any property securing the Loan.

(p)            Mortgagor has not received any notice from any insurance company of any defects or inadequacies in the Real Estate which would adversely affect the insurability of the Real Estate or which would materially increase the cost of insuring the Real Estate beyond that which is customarily charged for a similar property in the vicinity of the Premises and the Improvements used for a similar purpose.

(q)            No condemnation of any portion of the Real Estate or any roadways abutting the Real Estate has commenced or been threatened, no denial of access to the Real Estate from any point of access to the Real Estate has commenced, nor, to the best of each Mortgagor's knowledge, is any of the foregoing contemplated by any governmental authority.

(r)            Mortgagor has filed all required federal, state and local tax returns and paid all taxes due pursuant to said returns or any assessments against the Mortgagor or the Real Estate, there is no ongoing audit or other governmental investigation of the tax liability of Mortgagor and there is no unresolved claim by a taxing authority concerning any tax liability for any period for which returns have been filed or were due.

(s)	No Event of Default exists hereunder.

(t)            Other than as set forth in the Reports (as defined in the Indemnity), Mortgagor (i) has not received any notice to the effect that its operations are in material violation of any of the requirements of applicable statutes, laws, ordinances, regulations or licenses (including, without limitation, Environmental Laws, health and safety statutes, regulations and licenses); (ii) has not materially violated any of applicable statutes, laws, ordinances, regulations or licenses (including, without limitation, Environmental Laws, health and safety statutes, regulations and licenses) and (iii) are not the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or Hazardous Materials or substance into the environment.

(u)            Mortgagor is solvent and generally paying its debts as they mature and now own property which, at a fair valuation, is greater than the sum of their debts and has capital sufficient to carry on its business and transactions and all businesses and transactions in which they are about to engage.

(v)            Except for liens which shall be released at the time of the execution of this Mortgage, or Liens which are Permitted Exceptions, the Real Estate and the personal property owned by the Mortgagor which is used in connection with the Real Estate are free from any lien, security interest (other than the security interest granted herein), claim or encumbrance.

(w)            Mortgagor has not entered into any sale agreements for the Real Estate or the Improvements.

(x)            there is no litigation or proceeding pending or to each Mortgagor's knowledge threatened against or affecting the Mortgagor or the Real Estate, or any circumstances existing which would in any manner adversely affect the Real Estate or the financial condition of the Mortgagor, the priority or enforceability of the Loan Documents, or the ability of the Mortgagor to perform its obligations under the Loan Documents.

(y)            Except as disclosed in the financial statements of the Mortgagor most recently delivered to the Mortgagee pursuant to or in connection with this Mortgage, the Mortgagor has no indebtedness or other liabilities that materially adversely affect their financial condition.

2.            Maintenance, Repair, Restoration, Prior Liens, Parking. Mortgagor covenants that, so long as any portion of the Indebtedness remains unpaid, Mortgagor will:

(a)            promptly repair, restore or rebuild any Improvements now or hereafter on the Premises which may become damaged or be destroyed to a condition substantially similar to the condition immediately prior to such damage or destruction, whether or not proceeds of insurance are available or sufficient for the purpose;

(b)            keep the Premises in good condition and repair, without waste, and free from mechanics', materialmens or like liens or claims or other liens or claims for lien (subject to Mortgagor's rights to contest liens as permitted by the terms of Section 26 hereof);

(c)            pay the indebtedness when due and duly perform and observe all of the terms, covenants and conditions to be observed and performed by Mortgagor under this Mortgage and other Loan Documents;

(d)            pay when due any indebtedness which may be secured by a permitted lien or charge on the Premises on a parity with, superior to or inferior to the lien hereof, and upon request exhibit satisfactory evidence of the discharge of such lien to the Mortgagee (subject to Mortgagor's right to contest liens as permitted by the terms of Section 26 hereof);

(e)            complete within a reasonable time any Improvements now or at any time in the process of erection upon the Premises;

(f)             comply with all requirements of law, municipal ordinances or restrictions and covenants of record with respect to the Premises and the use thereof;

(g)            obtain and maintain in full force and effect, and abide by and satisfy the material terms and conditions of, all material permits, licenses, registrations and other authorizations with or granted by any governmental authorities that may be required from time to time with respect to the performance of its obligations under this Mortgage;

(h)            make no material alterations in the Premises or demolish any portion of the Premises without Mortgagee's prior written consent, except as required by law or municipal ordinance;

(i)             suffer or permit no change in the use or general nature of the occupancy of the Premises, without the Mortgagee's prior written consent;

G)             pay when due all operating costs of the Premises;

(k)            not initiate or acquiesce in any zoning reclassification with respect to the Premises, without Mortgagee's prior written consent, which will not be unreasonably withheld or delayed;

(l)             provide and thereafter maintain adequate parking areas within the Premises as may be required by law, ordinance or regulation (whichever may be greater), together with any sidewalks, aisles, streets, driveways and sidewalk cuts and sufficient paved areas for ingress, egress and right-of-way to and from the adjacent public thoroughfares necessary or desirable for the use thereof; and

(m)            cause the Premises at all times to be operated in compliance with all federal, state, local and municipal environmental, health and safety laws, statutes, ordinances, rules and regulations.

3.	Payment of Taxes and Assessments; Tax Deposits.

(a)            Mortgagor will pay when due and before any penalty attaches, all general and special taxes, assessments, water charges, sewer charges, and other fees, taxes, charges and assessments of every kind and nature whatsoever (all herein generally called "Taxes"), whether or not assessed against Mortgagor, if applicable to the Premises or any interest therein, or the Indebtedness, or any obligation or agreement secured hereby, subject to Mortgagor's right to contest the same, as provided by the terms hereof; and Mortgagor will, upon written request, furnish to the Mortgagee duplicate receipts therefor within ten (10) days after Mortgagee's request.

(b)            At Mortgagee's option, Mortgagor shall deposit with Mortgagee, on the first day of each month until the Indebtedness is fully paid, a sum equal to one-twelfth (1112th) of 105% of the most recent ascertainable annual Taxes on the Premises. If requested by Mortgagee, Mortgagor shall also deposit with Mortgagee an amount of money which, together with the aggregate of the monthly deposits to be made pursuant to the preceding sentence as of one month prior to the date on which the next installment of annual Taxes for the current calendar year become due, shall be sufficient to pay in full such installment of annual Taxes, as estimated by Mortgagee. Such deposits are to be held without any allowance of interest and are to be used for the payment of Taxes next due and payable when they become due. So long as no Event of Default shall exist, Mortgagee shall, at its option, pay such Taxes when the same become due and payable (upon submission of appropriate bills therefor from Mortgagor) or shall release sufficient funds to Mortgagor for the payment thereof. If the funds so deposited are insufficient to pay any such Taxes for any year (or installments thereof, as applicable) when the same shall become due and payable, Mortgagor shall, within ten (10) days after receipt of written demand therefor, deposit additional funds as may be necessary to pay such Taxes in full. If the funds so deposited exceed the amount required to pay such Taxes for any year, the excess shall be applied toward subsequent deposits. Said deposits need not be kept separate and apart from any other funds of Mortgagee. Mortgagee, in making any payment hereby authorized relating to Taxes, may do so according to any bill, statement or estimate procured from the appropriate public office without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.

4.	Insurance.

(a)            Mortgagor shall at all times keep all buildings, improvements, fixtures and articles of personal property now or hereafter situated on the Premises insured against loss or damage by fire and such other hazards as may reasonably be required by Mortgagee, and such other insurance as Mortgagee may from time to time reasonably require. Unless Mortgagor provides Mortgagee evidence of the insurance coverages required hereunder, Mortgagee may purchase insurance at the expense of Mortgagor to cover Mortgagee's interest in the Premises. The insurance may, but need not, protect Mortgagor's interest. The coverages that Mortgagee purchases may not pay any claim that Mortgagor make or any claim that is made against Mortgagor in connection with the Premises. Mortgagor may later cancel any insurance purchased by Mortgagee, but only after providing Mortgagee with evidence that Mortgagor has obtained insurance as required by this Mortgage. If Mortgagee purchases insurance for the Premises, Mortgagor will be responsible for the costs of such insurance, including, without limitation, interest and any other charges which Mortgagee may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Indebtedness. The cost of the insurance may be more than the cost of insurance Mortgagor may be able to obtain on their own.

(b)            Mortgagor shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained hereunder unless Mortgagee is included thereon as the loss payee or an additional insured as applicable, under a standard mortgage clause acceptable to Mortgagee and such separate insurance is otherwise acceptable to Mortgagee.

(c)            In the event of loss, Mortgagor shall give prompt notice thereof to Mortgagee, who, if such loss exceeds the lesser of ten percent (10%) of the Indebtedness or Twenty-Five Thousand Dollars ($25,000) ("Threshold"), shall have the sole and absolute right to make proof of loss. If such loss exceeds the Threshold or if such loss is equal to or less than the Threshold and the conditions set forth in clauses (i), (ii) and (iii) of the immediately succeeding sentence are not satisfied, then Mortgagee, solely and directly shall receive such payment for loss from each insurance company concerned. If and only if (i) such loss is equal to or less than the Threshold, (ii) no Event of Default or event that with the passage of time, the giving of notice or both would constitute an Event of Default then exists, and (iii) Mortgagee reasonably determines that the work required to complete the repair or restoration of the Premises necessitated by such loss can be completed no later than three (3) months prior to the Maturity Date, then Mortgagee shall endorse to Mortgagor any such payment and Mortgagor may collect such payment directly and complete such repair or restoration. Except as expressly provided herein, Mortgagee shall have the right, at its option and in its sole discretion, to apply any insurance proceeds received by Mortgagee pursuant to the terms of this paragraph (c), after the payment of all of Mortgagee's expenses, either (i) on account of the Indebtedness, irrespective of whether such principal balance is then due and payable, whereupon Mortgagee may declare the whole of the balance of Indebtedness to be due and payable, or (ii) to the restoration or repair of the property damaged as provided in subparagraph (d) below; provided, however, that Mortgagee hereby agrees to permit the application of such proceeds to the restoration or repair of the damaged property, subject to the provisions of subparagraph (d) below, if (i) Mortgagee has received satisfactory evidence that such restoration or repair shall be completed no later than the date that is three (3) months prior to the Maturity Date and (ii) no Event of Default, or event that with the passage of time, the giving of notice or both would constitute an Event of Default, then exists. If insurance proceeds are made available to Mortgagor by Mortgagee as hereinafter provided, Mortgagor shall (i) repair, restore or rebuild the damaged or destroyed portion of the Premises so that the condition and value of the Premises are substantially the same as the condition and value of the Premises prior to being damaged or destroyed, and (ii) obtain, on Lender's behalf and at Mortgagor's sole expense, title insurance against any actual or potential mechanic's liens relating to such repairs, restoration and rebuilding. In the event of foreclosure of this Mortgage, all right, title and interest of Mortgagor in and to any insurance policies then in force shall pass to the purchaser at the foreclosure sale.

(d)            If insurance proceeds are made available by Mortgagee to Mortgagor, Mortgagor shall comply with the following conditions:

(i)            Before commencing to repair, restore or rebuild following damage to, or destruction of, all or a portion of the Premises, whether by fire or other casualty, Mortgagor shall obtain from Mortgagee its approval of all site and building plans and specifications pertaining to such repair, restoration or rebuilding, which shall not be unreasonably withheld or delayed.

(ii)            Prior to each payment or application of any insurance proceeds to the repair or restoration of the improvements upon the Premises to the extent permitted in subparagraph (c) above (which payment or application may be made, at Mortgagee's option, through an escrow, the terms and conditions of which are reasonably satisfactory to Mortgagee and the cost of which is to be borne by Mortgagor), Mortgagee shall be satisfied as to the following:

(A)            no Event of Default or any event which, with the passage of time or giving of notice would constitute an Event of Default, has occurred;

(B)             either such Improvements have been fully restored, or the expenditure of money as may be received from such insurance proceeds will be sufficient to repair, restore or rebuild the Premises, free and clear of all liens, claims and encumbrances, except the lien of this Mortgage and the Permitted Exceptions, or, if such insurance proceeds shall be insufficient to repair, restore and rebuild the Premises, Mortgagor has deposited with Mortgagee such amount of money which, together with the insurance proceeds shall be sufficient to restore, repair and rebuild the Premises; and

(C)             prior to each disbursement of any such proceeds, Mortgagee shall be furnished with a statement of Mortgagee's architect (the cost of which shall be home by Mortgagor), certifying the extent of the repair and restoration completed to the date thereof, and that such repairs, restoration, and rebuilding have been performed to date in conformity with the plans and specifications approved by Mortgagee and with all statutes, regulations or ordinances (including building and zoning ordinances) affecting the Premises; and Mortgagee shall be furnished with appropriate evidence of payment for labor or materials furnished to the Premises, and total or partial lien waivers substantiating such payments.

(iii)          If Mortgagor shall fail to restore, repair or rebuild the Improvements within a time deemed satisfactory by Mortgagee, then Mortgagee, at its option, may (a) commence and perform all necessary acts to restore, repair or rebuild the said Improvements for or on behalf of Mortgagor, or (b) declare an Event of Default. If insurance proceeds shall exceed the amount necessary to complete the repair, restoration or rebuilding of the Improvements, such excess shall be applied on account of the Indebtedness irrespective of whether such indebtedness is then due and payable without payment of any premium or penalty.

5.            Condemnation. If all or any part of the Premises are damaged, taken or acquired, either temporarily or permanently, in any condemnation proceeding, or by exercise of the right of eminent domain, the amount of any award or other payment for such taking or damages made in consideration thereof, to the extent of the full amount of the remaining unpaid Indebtedness, is hereby assigned to Mortgagee, who is empowered to collect and receive the same and to give proper receipts therefor in the name of Mortgagor and the same shall be paid forthwith to Mortgagee. Such award or monies shall be applied on account of the Indebtedness, irrespective of whether such Indebtedness is then due and payable and, at any time from and after the taking Mortgagee may declare the whole of the balance of the Indebtedness to be due and payable. Notwithstanding the provisions of this Section 5 to the contrary, if any condemnation or taking of less than the entire Premises occurs and provided that no Event of Default and no event or circumstance which with the passage of time, the giving of notice or both would constitute an Event of Default then exists, and if such partial condemnation, in the reasonable discretion of Mortgagee, has no material adverse effect on the operation or value of the Premises, then the award or payment for such taking or consideration for damages resulting therefrom may be collected and received by Mortgagor, and Mortgagee hereby agrees that in such event it shall not declare the Indebtedness to be due and payable, if it is not otherwise then due and payable.

6.            Stamp Tax. If, by the laws of the United States of America, or of any state or political subdivision having jurisdiction over Mortgagor, any tax is due or becomes due in respect of the execution and delivery of this Mortgage, the Note, or any of the other Loan Documents, Mortgagor shall pay such tax in the manner required by any such law. Mortgagor further agrees to reimburse Mortgagee for any sums which Mortgagee may expend by reason of the imposition of any such tax. Notwithstanding the foregoing, Mortgagor shall not be required to pay any income or franchise taxes of Mortgagee.

7.            Lease Assignment. As further security, Mortgagor grants a continuing security interest in, pledges, assigns, transfers, delivers and grants to Mortgagee all now existing and hereafter arising leases, licenses, occupancy agreements, concessions or other arrangements, whether written or oral, whereby any person or entity agrees to pay money or other consideration for the use, possession or occupancy of, or any estate in, the Premises or any part thereof (collectively referred to as the "Leases") and all now existing and hereafter arising rents, issues, profits, royalties, avails, income and other benefits derived or owned by Mortgagor directly or indirectly from the Premises (collectively, the "Rents"), it being the intention hereby to establish an absolute transfer and assignment of all such Leases and Rents. Mortgagor hereby irrevocably appoints Mortgagee its attorney-in-fact (this power of attorney and any other powers of attorney granted herein are powers coupled with an interest and cannot be revoked, modified or altered without the written consent of Mortgagee) with or without taking possession of the Premises as provided in this Mortgage, to lease any portion of the Premises to any party on such terms as Mortgagee shall determine, and to collect all rents due with the same rights and powers and subject to the same immunities as Mortgagee would have upon taking possession pursuant to the terms of this Mortgage. Mortgagor represents that no rent has been or will be paid by any person or entity in possession of any portion of the Premises for more than one (1) installment in advance and that payment of none of the Rents for any portion of the Premises has been or will be waived, reduced or otherwise discharged or compromised by Mortgagor. Mortgagor waives any right of set off against any person in possession of any portion of the Premises. Mortgagor agrees that Mortgagor will not assign any of the rents or profits of the Premises, except to a purchaser or grantee of the Premises. Nothing contained in this Mortgage shall be construed as constituting Mortgagee a mortgagee-in-possession in the absence of the taking of the actual possession of the Premises pursuant to this Mortgage. Mortgagor hereby expressly waives all liability of Mortgagee in the exercise of the powers granted to Mortgagee pursuant to this Mortgage. Mortgagor shall assign to Mortgagee all future leases on any part of the Premises and shall execute and deliver to Mortgagee, upon request by Mortgagee, all such further assurances and assignments as Mortgagee may require. Although the assignment herein is a present assignment, Mortgagee shall not exercise any of the rights or powers conferred upon Mortgagee pursuant to this Section 7 until an Event of Default (defined below) occurs or exists pursuant to the terms of this Mortgage. This Mortgage shall not obligate Mortgagee with any of the duties or obligations of a lessor of the Premises as set forth in any lease of any portion of the Premises.

8.            Effect of Extensions of Time and Other Changes. If the payment of the Indebtedness or any part thereof is extended or varied, if any part of any security for the payment of the Indebtedness is released, if the rate of interest charged under the Note is changed or if the time for payment thereof is extended or varied, all persons now or at any time hereafter liable therefor, or interested in the Premises or having an interest in Mortgagor, shall be held to assent to such extension, variation, release or change and its liability and the lien and all of the provisions hereof shall continue in full force, any right of recourse against all such persons being expressly reserved by Mortgagee, notwithstanding such extension, variation, release or change.

9.            Effect of Changes in Laws Regarding Taxation. If any law is enacted after the date hereof requiring (a) the deduction of any lien on the Premises from the value thereof for the purpose of taxation or (b) the imposition upon Mortgagee of the payment of the whole or any part of the Taxes, charges or liens herein required to be paid by Mortgagor, or (c) a change in the method of taxation of mortgages or debts secured by mortgages or Mortgagee's interest in the Premises, or the manner of collection of taxes, so as to affect this Mortgage or the Indebtedness or the holders thereof, then Mortgagor, upon demand by Mortgagee, shall pay such Taxes or charges, or reimburse Mortgagee therefor; provided, however, that Mortgagor shall not be deemed to be required to pay any income or franchise taxes of Mortgagee. Notwithstanding the foregoing, if in the opinion of counsel for Mortgagee it is or may be unlawful to require Mortgagor to make such payment or the making of such payment might result in the imposition of interest beyond the maximum amount permitted by law, then Mortgagee may declare all of the Indebtedness to be due and payable.

10.          Mortgagee's Performance of Defaulted Acts and Expenses Incurred by Mortgagee. If an Event of Default has occurred, Mortgagee may, but need not, make any payment or perform any act herein required of Mortgagor in any form and manner deemed expedient by Mortgagee, and may, but need not, make full or partial payments of principal or interest on prior encumbrances, if any, and purchase, discharge, compromise or settle any tax lien or other prior lien or title or claim thereof, or redeem from any tax sale or forfeiture affecting the Premises or consent to any tax or assessment or cure any default of Mortgagor in any lease of the Premises. All monies paid for any of the purposes herein authorized and all expenses paid or incurred in connection therewith, including reasonable attorneys' fees, and any other monies advanced by Mortgagee in regard to any tax referred to in Section 6 above or to protect the Premises or the lien hereof, shall be so much additional Indebtedness, and shall become immediately due and payable by Mortgagor to Mortgagee, upon demand, and with interest thereon accruing from the date of such demand until paid at the Default Rate (as defined in the Note) then in effect. In addition to the foregoing, any costs, expenses and fees, including reasonable attorneys' fees, incurred by Mortgagee in connection with (a) sustaining the lien of this Mortgage or its priority, (b) protecting or enforcing any of Mortgagee's rights hereunder, (c) recovering any Indebtedness, (d) any litigation or proceedings affecting the Note, this Mortgage, any of the other Loan Documents or the Premises, including without limitation, bankruptcy and probate proceedings, or (e) preparing for the commencement, defense or participation in any threatened litigation or proceedings affecting the Note, this Mortgage, any of the other Loan Documents or the Premises, shall be so much additional Indebtedness, and shall become immediately due and payable by Mortgagor to Mortgagee, upon demand, and with interest thereon accruing from the date of such demand until paid at the Default Rate. The interest accruing under this Section 10 shall be immediately due and payable by Mortgagor to Mortgagee, and shall be additional Indebtedness evidenced by the Note and secured by this Mortgage. Mortgagee's failure to act shall never be considered as a waiver of any right accruing to Mortgagee on account of any Event of Default. Should any amount paid out or advanced by Mortgagee hereunder, or pursuant to any agreement executed by Mortgagor in connection with the Loan, be used directly or indirectly to pay off, discharge or satisfy, in whole or in part, any lien or encumbrance upon the Premises or any part thereof, then Mortgagee shall be subrogated to any and all rights, equal or superior titles, liens and equities, owned or claimed by any owner or holder of said outstanding liens, charges and indebtedness, regardless of whether said liens, charges and indebtedness are acquired by assignment or have been released of record by the holder thereof upon payment.

11.          Security Agreement. Mortgagor and Mortgagee agree that this Mortgage shall constitute a Security Agreement within the meaning of the Code with respect to (a) all sums at any time on deposit for the benefit of Mortgagor held by the Mortgagee from time to time (whether deposited by or on behalf of Mortgagor or anyone else), and (b) with respect to any personal property included in the granting clauses of this Mortgage, which personal property may not be deemed to be affixed to the Premises or may not constitute a "fixture" (within the meaning of Section 9.1-102(41) of the Code) (which property is hereinafter referred to as Personal Property"), and all replacements of, substitutions for, additions to, and the proceeds thereof (all of said Personal Property and the replacements, substitutions and additions thereto and the proceeds thereof being sometimes hereinafter collectively referred to as "Collateral"), and that a security interest in and to the Collateral is hereby granted to the Mortgagee, and the Collateral and all of Mortgagor's rights, title and interest therein are hereby assigned to Mortgagee, all to secure payment of the Indebtedness. All of the provisions contained in this Mortgage pertain and apply to the Collateral as fully and to the same extent as to any other property comprising the Premises; and the following provisions of this Section 11 shall not limit the applicability of any other provision of this Mortgage but shall be in addition thereto:

(a)            Mortgagor (being the Debtors as that term is used in the Code) are and will be the true and lawful owner of the Collateral, subject to no liens, charges or encumbrances other than the lien hereof, other liens and encumbrances benefiting Mortgagee and no other party, and liens and encumbrances, if any, expressly permitted by this Mortgage or the other Loan Documents.

(b)	The Collateral is to be used by Mortgagor solely for business purposes.

(c)            The Collateral will be kept at the Real Estate and, except for Obsolete Collateral (as hereinafter defined), will not be removed therefrom without the consent of Mortgagee (being the Secured Party as that term is used in the Code). The Collateral may be affixed to the Real Estate but will not be affixed to any other real estate.

(d)            The only persons having any interest in the Premises are Mortgagor, Mortgagee and holders of interests, if any, expressly permitted hereby.

(e)            No Financing Statement (other than Financing Statements showing Mortgagee as the sole secured party, or with respect to liens or encumbrances, if any, expressly permitted hereby) covering any of the Collateral or any proceeds thereof is on file in any public office except pursuant hereto; and Mortgagor, at the cost and expense of the Mortgagor, upon demand, will furnish to Mortgagee such further information and will execute and deliver to Mortgagee such financing statements and other documents in form satisfactory to Mortgagee and will do all such acts as Mortgagee may request at any time or from time to time or as may be necessary or appropriate to establish and maintain a perfected security interest in the Collateral as security for the Indebtedness, subject to no other liens or encumbrances, other than liens or encumbrances benefiting Mortgagee and no other party and liens and encumbrances (if any) expressly permitted hereby; and Mortgagor will pay the cost of filing or recording such financing statements or other documents, and this instrument, in all public offices wherever filing or recording is deemed by Mortgagee to be desirable. Mortgagor hereby irrevocably authorizes Mortgagee at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto that (i) indicate the Collateral as all assets of Mortgagor (or words of similar effect), regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9.1 of the Code, or as being of an equal or lesser scope or within greater detail, and (ii) contain any other information required by Section 5 of Article 9.1 of the Code of the regarding the sufficiency or filing office acceptance of any financing statement or amendment, and in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates. Mortgagor agrees to furnish any such information to Mortgagee promptly upon request. Mortgagor further ratifies and affirms its authorization for any financing statements and/or amendments thereto, executed and filed by Mortgagee in any jurisdiction prior to the date of this Mortgage.

(f)            Upon an Event of Default hereunder, Mortgagee shall have the remedies of a secured party under the Code, including, without limitation, the right to take immediate and exclusive possession of the Collateral, or any part thereof, and for that purpose, so far as Mortgagor can give authority therefor, with or without judicial process, may enter (if this can be done without breach of the peace) upon any place which the Collateral or any part thereof may be situated and remove the same therefrom (provided that if the Collateral is affixed to real estate, such removal shall be subject to the conditions stated in the Code); and Mortgagee shall be entitled to hold, maintain, preserve and prepare the Collateral for sale, until disposed of, or may propose to retain the Collateral subject to Mortgagor's rights of redemption in satisfaction of Mortgagor's obligations, as provided in the Code. Mortgagee may render the Collateral unusable without removal and may dispose of the Collateral on the Premises. Mortgagee may require Mortgagor to assemble the Collateral and make it available to Mortgagee for its possession at a place to be designated by Mortgagee which is reasonably convenient to both parties. Mortgagee will give Mortgagor at least ten (10) days' notice of the time and place of any public sale of the Collateral or of the time after which any private sale or any other intended disposition thereof is made. The requirements of reasonable notice shall be met if such notice is mailed, by certified United States mail or equivalent, postage prepaid, to the address of Mortgagor hereinafter set forth at least ten (10) days before the time of the sale or disposition. Mortgagee may buy at any public sale. Mortgagee may buy at private sale if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations. Any such sale may be held in conjunction with any foreclosure sale of the Premises. If Mortgagee so elects, the Premises and the Collateral may be sold as one lot. The net proceeds realized upon any such disposition, after deduction for the expenses of retaking, holding, preparing for sale, selling and the reasonable attorneys' fees and legal expenses incurred by Mortgagee, shall be applied against the Indebtedness in such order or manner as Mortgagee shall select. Mortgagee will account to Mortgagor for any surplus realized on such disposition.

(g)            The terms and provisions contained in this Section 11, unless the context otherwise requires, shall have the meanings and be construed as provided in the Code.

(h)            This Mortgage is intended to be a financing statement within the purview of Section 9.l-502(b) of the Code (or any successor provision at such time the Code is amended) with respect to the Collateral and the goods described herein, which goods are or may become fixtures relating to the Premises. The address of Mortgagor (Debtors) and Mortgagee (Secured Party) are hereinbelow set forth. This Mortgage is to be filed for recording with the Recorder of Deeds of the county or counties where the Premises are located. Mortgagor is the record owner of the Premises.

(i)            To the extent permitted by applicable law, the security interest created hereby is specifically intended to cover all Leases between Mortgagor or their agents as lessors, and various tenants named therein, as lessees, including all extended terms and all extensions and renewals of the terms thereof, as well as any amendments to or replacement of said Leases, together with all of the right, title and interest of Mortgagor, as lessors thereunder.

G)            The security interest created hereby is specifically intended to cover Mortgagee's obligations to the Bank under the Note and any amendments thereto.

(k)            Mortgagor represents and warrants that:

(i)            Mortgagor is the record owner of the Premises; and

(ii)          Mortgagor's exact legal names is as set forth in the first paragraph of this Mortgage.

12.	Restrictions on Transfer.

(a)            Mortgagor, without the prior written consent of Mortgagee, shall not effect, suffer or permit any Prohibited Transfer (as defined herein). Any conveyance, sale, assignment, transfer, lien, pledge, mortgage, security interest or other encumbrance or alienation (or any agreement to do any of the foregoing) of any of the following properties or interests shall constitute a "Prohibited Transfer":

(i)            The Premises or any part thereof or interest therein, excepting only sales or other dispositions of Collateral (herein called "Obsolete Collateral") no longer useful in connection with the operation of the Premises, provided that prior to the sale or other disposition thereof, such Obsolete Collateral has been replaced by Collateral of at least equal value and utility which is subject to the lien hereof with the same priority as with respect to the Obsolete Collateral;

(ii)           Any shares of capital stock of a corporate Mortgagor, a corporation which is a general partner or managing member/manager in a partnership or limited liability company Mortgagor, or a corporation which is the owner of substantially all of the capital stock of any corporation described in this subparagraph (other than the shares of capital stock of a corporate trustee or a corporation whose stock is publicly traded on a national securities exchange or on the National Association of Securities Dealers' Automated Quotation System);

(iii)          All or any part of the managing member or manager interest, as the case may be, in a limited liability company Mortgagor or a limited liability company which is a general partner of a partnership Mortgagor;

(iv)          All or any part of the general partner or joint venture interest, as the case may be, of a partnership Mortgagor or a partnership which is a manager of a limited liability company Mortgagor or the conversion of a partnership Mortgagor to a corporation or limited liability company; or

(v)           If there shall be any change in control (by way of transfers of stock, partnership or member interests or otherwise) in any partner, member, manager or shareholder, as applicable, which directly or indirectly controls the day to day operations and management of Mortgagor and/or owns a controlling interest in Mortgagor or if Kenneth Tyrrell shall die or no longer own at least seventy-five percent (75%) of the ownership interests in Mortgagor or its general partner or managing member/manager, as applicable;

in each case whether any such conveyance, sale, assignment, transfer, lien, pledge, mortgage, security interest, encumbrance or alienation is effected directly, indirectly, voluntarily or involuntarily, by operation of law or otherwise; provided, however, that the foregoing provisions of this Section 12 shall not apply (i) to liens securing the Indebtedness, (ii) to the lien of current taxes and assessments not in default or (iii) to leases permitted by the terms of the Loan Documents, if any.

(b)            In determining whether or not to make the Loan, Mortgagee evaluated the background and experience of Mortgagor in owning and operating property such as the Premises, found it acceptable and relied and continues to rely upon same as the means of maintaining the value of the Premises which is part of Mortgagee's security for the Note. Mortgagor is well experienced in borrowing money and owning and operating property such as the Premises, is ably represented by a licensed attorney at law in the negotiation and documentation of the Loan and this Mortgage and bargained at arm's length and without duress of any kind for all of the terms and conditions of the Loan, including this provision. Mortgagor recognizes that Mortgagee is entitled to keep its loan portfolio at current interest rates by making new loans at such rates or collecting assumption fees and/or increasing the interest rate on a loan, the security for which is purchased by a party other than the original Mortgagor. Mortgagor further recognizes that any secondary junior financing placed upon the Premises (a) may divert funds which would otherwise be used to pay the Note; (b) could result in acceleration and foreclosure by any such junior encumbrancer which would force Mortgagee to take measures and incur expenses to protect its security; (c) would detract from the value of the Premises should Mortgagee come into possession thereof with the intention of selling same; and (d) would impair Mortgagee's right to accept a deed in lieu of foreclosure, as a foreclosure by Mortgagee would be necessary to clear the title to the Premises. In accordance with the foregoing and for the purposes of (i) protecting Mortgagee's security, both of repayment and of value of the Premises; (ii) giving Mortgagee the full benefit of its bargain and contract with Mortgagor; (iii) allowing Mortgagee to raise the interest rate and collect assumption fees; and (iv) keeping the Premises free of subordinate financing liens, Mortgagor agrees that if this Section 12 is deemed a restraint on alienation, that it is a reasonable one.

13.          Events of Default; Acceleration. Each of the following shall constitute an "Event of Default" for purposes of this Mortgage:

(a)            Mortgagor fails to pay (i) any installment of principal or interest payable pursuant to the Note when due, or (ii) any other amount payable to Mortgagee under the Note, this Mortgage or any of the other Loan Documents within fifteen (15) days after the date when any such payment is due in accordance with the terms hereof or thereof;

(b)            Mortgagor fails to perform or cause to be performed any other obligation or observe any other condition, covenant, term, agreement or provision required to be performed or observed by Mortgagor under the Note, this Mortgage or any of the other Loan Documents; provided, however, that if such failure by its nature can be cured, then so long as the continued operation and safety of the Premises, and the priority, validity and enforceability of the liens created by the Mortgage or any of the other Loan Documents and the value of the Premises are not impaired, threatened or jeopardized, then Mortgagor shall have a period ("Cure Period") of thirty (30) days after any Mortgagor obtains actual knowledge of such failure or receives written notice of such failure to cure the same and an Event of Default shall not be deemed to exist during the Cure Period;

(c)            the existence of any inaccuracy or untruth in any material respect in any representation or warranty contained in this Mortgage or any of the other Loan Documents;

(d)            Mortgagor e files a voluntary petition in bankruptcy or is adjudicated a bankrupt or insolvent or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal, state, or other statute or law, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or similar officer of all or any substantial part of the property of Mortgagor or any of the Premises or all or a substantial part of the assets of Mortgagor are attached, seized, subjected to a writ or distress warrant or are levied upon unless the same is released or located within thirty (30) days, provided that a voluntary petition in bankruptcy shall constitute an immediate Event of Default and shall not be subject to any cure period;

(e)            The commencement of any involuntary petition in bankruptcy against Mortgagor or the institution against Mortgagor of any reorganization, arrangement, composition, readjustment, dissolution, liquidation or similar proceedings under any present or future federal, state or other statute or law, or the appointment of a receiver, trustee or similar officer for all or any substantial part of the property of Mortgagor which shall remain undismissed or undischarged for a period of sixty (60) days;

(f)	the dissolution, termination or merger of Mortgagor;

(g)	the occurrence of a Prohibited Transfer;

(h)            the occurrence of any default or event of default, after the expiration of any applicable periods of notice or cure, under any of the Loan Documents or any other document or agreement evidencing or securing any other obligation or indebtedness of Mortgagor to Mortgagee;

(i)            the creation of any encumbrance upon the Real Estate or Mortgagor or making of any levy, judicial seizure or attachment thereof or thereon;

G)            any taking of the Real Estate under the power of eminent domain or other material injury or damage to or material decrease in value of the Real Estate by any public or quasi-public authority or corporation;

(k)            any material loss, theft, damage or destruction of the Real Estate not adequately insured; or

(l)            any Material Adverse Change in the financial condition of the Borrower or the Premises. "Material Adverse Change" means that, in Mortgagee's reasonable discretion, the business or financial condition of Borrower or the Premises has changed in a manner which would reasonably be expected to materially impair the value of Mortgagee's security for the Loan, prevent timely repayment of the Loan or otherwise prevent the applicable party from timely performing any of its material obligations under the Loan Documents.

If an Event of Default occurs, Mortgagee may, at its option, declare the whole of the Indebtedness to be immediately due and payable without further notice to Mortgagor with interest thereon accruing from the date of such Event of Default until paid at the Default Rate.

14.	Foreclosure; Expense of Litigation.

(a)            When all or any part of the Indebtedness shall become due, whether by acceleration or otherwise, Mortgagee shall have the right and power to foreclose the lien hereof for such Indebtedness or part thereof, and sell the Premises, and/or exercise any right, power or remedy provided in this Mortgage or any of the other Loan Documents in accordance with the applicable Alabama foreclosure law (AL Code Section 35-10 et al., as may be amended from time to time, the "Alabama Foreclosure Law"). Any such say made be at the courthouse door of the county wherein the Premises is situated, for cash to the highest bidder, after 30 days' notice of the time, lace and terms of sale by publishing such notice once a week for four (4) consecutive seeks in a newspaper published in the county where the Premises is situated, and otherwise in accordance with the Alabama Foreclosure Law. In the event of a foreclosure sale, Mortgagee is hereby authorized, without the consent of Mortgagor, to assign any and all insurance policies to the purchaser at such sale or to take such other steps as Mortgagee may deem advisable to cause the interest of such purchaser to be protected by any of such insurance policies.

(b)            In any suit to foreclose the lien hereof, there shall be allowed and included as additional indebtedness in the decree for sale all reasonable expenditures and expenses which may be paid or incurred by or on behalf of Mortgagee for reasonable attorneys fees, appraisers' fees, outlays for documentary and expert evidence, stenographers' charges, publication costs, and costs (which may be estimated as to items to be expended after entry of the decree) of procuring all such abstracts of title, title searches and examinations, title insurance policies, and similar data and assurances with respect to the title as Mortgagee may deem reasonably necessary either to prosecute such suit or to evidence to bidders at any sale which may be had pursuant to such decree the true condition of the title to or the value of the Premises. All expenditures and expenses of the nature mentioned in this Section 14 and such other expenses and fees as may be incurred in the enforcement of Mortgagor's obligations hereunder, the protection of said Premises and the maintenance of the lien of this Mortgage, including the reasonable fees of any attorney employed by Mortgagee in any litigation or proceeding affecting this Mortgage, the Note, any other Loan Document, or the Premises, including probate and bankruptcy proceedings, or in preparations for the commencement or defense of any proceeding or threatened suit or proceeding shall be immediately due and payable by the Mortgagor, with interest thereon until paid at the Default Rate and shall be secured by this Mortgage.

15.           Application of Proceeds of Foreclosure Sale. The proceeds of any foreclosure sale of the Premises shall be distributed and applied in accordance with the Alabama Foreclosure Law and, unless otherwise specified therein, in such order as Mortgagee may determine in its sole and absolute discretion.

16.           Appointment of Receiver. Upon or at any time after the filing of a complaint to foreclose this Mortgage, the court in which such complaint is filed shall, upon petition by Mortgagee, appoint a receiver for the Premises in accordance with the Alabama Foreclosure Law. Such appointment may be made either before or after sale, without notice, without regard to the solvency or insolvency of Mortgagor at the time of application for such receiver and without regard to the value of the Premises or whether the same shall be then occupied as a homestead or not and Mortgagee hereunder or any other holder of the Revolving Note may be appointed as such receiver. Such receiver shall have power to collect the rents, issues and profits of the Premises (i) during the pendency of such foreclosure suit, (ii) in case of a sale and a deficiency, during the full statutory period of redemption, whether there be redemption or not, and (iii) during any further times when Mortgagor, but for the intervention of such receiver, would be entitled to collect such rents, issues and profits. Such receiver also shall have all other powers and rights that may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Premises during said period, including, to the extent permitted by law, the right to lease all or any portion of the Premises for a term that extends beyond the time of such receiver's possession without obtaining prior court approval of such lease. The court from time to time may authorize the application of the net income received by the receiver in payment of (a) the Indebtedness, or by any decree foreclosing this Mortgage, or any tax, special assessment or other lien which may be or become superior to the lien hereof or of such decree, provided such application is made prior to foreclosure sale, and (b) any deficiency upon a sale and deficiency.

17.            Mortgagee's Right of Possession in Case of Default. At any time after an Event of Default has occurred, Mortgagor shall, upon demand of Mortgagee, surrender to Mortgagee possession of the Premises. Mortgagee, in its discretion, may, with process of law, enter upon and take and maintain possession of all or any part of the Premises, together with all documents, books, records, papers and accounts relating thereto, and may exclude Mortgagor therefrom, and Mortgagee may then hold, operate, manage and control the Premises, either personally or by its agents. Mortgagee shall have full power to use such measures, legal or equitable, as in its discretion may be deemed proper or necessary to enforce the payment or security of the avails, rents, issues, and profits of the Premises, including actions for the recovery of rent, actions in forcible detainer and actions in distress for rent. Without limiting the generality of the foregoing, Mortgagee shall have full power to:

(a)            cancel or terminate any lease or sublease for any cause or on any ground which would entitle Mortgagor to cancel the same;

(b)            elect to disaffirm any lease or sublease which is then subordinate to the lien hereof;

(c)            extend or modify any then existing leases and to enter into new leases, which extensions, modifications and leases may provide for terms to expire, or for options to lessees to extend or renew terms to expire, beyond the Maturity Date and beyond the date of the issuance of a deed or deeds to a purchaser or purchasers at a foreclosure sale, it being understood and agreed that any such leases, and the options or other such provisions to be contained therein, shall be binding upon Mortgagor and all persons whose interests in the Premises are subject to the lien hereof and upon the purchaser or purchasers at any foreclosure sale, notwithstanding any redemption from sale, discharge of the Indebtedness, satisfaction of any foreclosure judgment, or issuance of any certificate of sale or deed to any purchaser;

(d)            make any repairs, renewals, replacements, alterations, additions, betterments and improvements to the Premises as Mortgagee deems are necessary;

(e)            insure and reinsure the Premises and all risks incidental to Mortgagee's possession, operation and management thereof; and

(f)	receive all of such avails, rents, issues and profits.

18.          Application of Income Received by Mortgagee. Mortgagee, in the exercise of the rights and powers herein above conferred upon it, shall have full power to use and apply the avails, rents, issues and profits of the Premises to the payment of or on account of the following, in such order as Mortgagee may determine:

(a)            to the payment of the operating expenses of the Premises, including cost of management and leasing thereof (which shall include compensation to Mortgagee and its agent or agents, if management be delegated to an agent or agents, and shall also include lease commissions and other compensation and expenses of seeking and procuring tenants and entering into leases), established claims for damages, if any, and premiums on insurance hereinabove authorized;

(b)            to the payment of taxes and special assessments now due or which may hereafter become due on the Premises; and

(c)            to the payment of any Indebtedness, including any deficiency which may result from any foreclosure sale.

19.           Single Asset Entity. Mortgagor shall not hold or acquire, directly or indirectly, any ownership interest (legal or equitable) in any real or personal property other than the Premises, or become a shareholder of or a member or partner in any entity which acquires any property other than the Premises, until such time as the Indebtedness has been fully repaid. Mortgagor's articles of incorporation, partnership agreement or operating agreement, as applicable, shall limit its purpose to the acquisition, operation, management and disposition of the Premises, and such purposes shall not be amended without the prior written consent of Mortgagee. Mortgagor covenants:

(a)            To maintain its assets, accounts, books, records, financial statements, stationery, invoices, and checks separate from and not commingled with any of those of any other person or entity;

(b)            To conduct its own business in its own name, pay its own liabilities out of its own funds, allocate fairly and reasonably any overhead for shared employees and office space, and to maintain an arm's length relationship with its affiliates;

(c)            To hold itself out as a separate entity, correct any known misunderstanding regarding its separate identity, maintain adequate capital in light of its contemplated business operations, and observe all organizational formalities;

(d)            Not to guarantee or become obligated for the debts of any other entity or person or hold out its credits as being available to satisfy the obligations of others, including not acquiring obligations or securities of its partners, members or shareholders;

(e)            Not to pledge its assets for the benefit of any other entity or person or make any loans or advances to any person or entity;

(f)            Not to enter into any contract or agreement with any party which is directly or indirectly controlling, controlled by or under common control with Mortgagor (an "Affiliate"), except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any Affiliate;

(g)            Neither Mortgagor nor any constituent party of Mortgagor will seek the dissolution or winding up, in whole or in part, of Mortgagor, nor will Mortgagor merge with or be consolidated into any other entity;

(h)            Mortgagor has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any constituent party of Mortgagor, Affiliate, or any other person;

(i)            Mortgagor now has and will hereafter have no debts or obligations other than normal accounts payable in the ordinary course of business, this Mortgage, and the Loan; and any other indebtedness or other obligation of Mortgagor has been paid in full prior to or through application of proceeds from the funding of the Loan.

20.	Compliance with Alabama Mortgage Foreclosure Law

(a)            If any provision in this Mortgage shall be inconsistent with any provision of the Alabama Foreclosure Law, provisions of the Alabama Foreclosure Law shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with the Alabama Foreclosure Law.

(b)            If any provision of this Mortgage shall grant to Mortgagee (including Mortgagee acting as a mortgagee-in-possession) or a receiver appointed pursuant to the prov1s10ns of Section 16 of this Mortgage any powers, rights or remedies prior to, upon or following the occurrence of an Event of Default which are more limited than the powers, rights or remedies that would otherwise be vested in Mortgagee or in such receiver under the Alabama Foreclosure Law in the absence of said provision, Mortgagee and such receiver shall be vested with the powers, rights and remedies granted in the Alabama Foreclosure Law to the full extent permitted by law.

(c)            Without limiting the generality of the foregoing, all expenses incurred by Mortgagee which are of the type referred to in the Alabama Foreclosure Law, whether incurred before or after any decree or judgment of foreclosure, and whether or not enumerated in Paragraphs 10 or 14 of this Mortgage, shall be added to the Indebtedness and/or by the judgment of foreclosure.

21.           Rights Cumulative. Each right, power and remedy herein conferred upon Mortgagee is cumulative and in addition to every other right, power or remedy, express or implied, given now or hereafter existing under any of the Loan Documents or at law or in equity, and each and every right, power and remedy herein set forth or otherwise so existing may be exercised from time to time as often and in such order as may be deemed expedient by Mortgagee, and the exercise or the beginning of the exercise of one right, power or remedy shall not be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy, and no delay or omission of Mortgagee in the exercise of any right, power or remedy accruing hereunder or arising otherwise shall impair any such right, power or remedy, or be construed to be a waiver of any Event of Default or acquiescence therein.

22.           Mortgagee's Right of Inspection. Mortgagee and its representatives shall have the right to inspect the Premises and the books and records with respect thereto at all reasonable times upon not less than twenty-four (24) hours prior notice to Mortgagor, and access thereto, subject to the rights of tenants in possession, shall be permitted for that purpose.

23.           Release Upon Payment and Discharge of Mortgagor's Obligations. Mortgagee shall release this Mortgage and the lien hereof by proper instrument upon payment and discharge of all Indebtedness, including payment of all reasonable expenses incurred by Mortgagee in connection with the execution of such release.

24.           Notices. Any notices, communications and waivers under this Mortgage shall be in writing and shall be (i) delivered in person, (ii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (iii) by overnight express carrier, addressed in each case as follows:

To Mortgagor:	GK Festival LLC
c/o GK Development, Inc.
257 E. Main Street, Suite 200
Barrington, IL 60010
Attn: Garo Kholamian

To Mortgagee:	GK Investment Property Holdings II, LLC
c/o GK Development, Inc.
257 E. Main Street, Suite 200
Barrington, IL 60010
Attn: Garo Kholamian

or to any other address as to any of the parties hereto, as such party shall designate in a written notice to the other party hereto. AU notices sent pursuant to the terms of this Section 24 shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express carrier, then on the next federal banking day immediately following the day sent, or (iii) if sent by registered or certified mail, then on the earlier of the third federal banking day following the day sent or when actually received.

25.          Waiver of Rights. The Mortgagor hereby covenants and agrees that they will not at any time insist upon or plead, or in any manner claim or take any advantage of, any stay, exemption or extension law or any so-called "Moratorium Law" now or at any time hereafter in force providing for the valuation or appraisement of the Premises, or any part thereof, prior to any sale or sales thereof to be made pursuant to any provisions herein contained, or to decree, judgment or order of any court of competent jurisdiction; or, after such sale or sales, claim or exercise any rights under any statute now or hereafter in force to redeem the property so sold, or any part thereof, or relating to the marshalling thereof, upon foreclosure sale or other enforcement hereof; and without limiting the foregoing:

(a)            The Mortgagor hereby expressly waives any and all rights of reinstatement and redemption, if any, under any order or decree of foreclosure of this Mortgage, on its own behalf and on behalf of each and every person, it being the intent hereof that any and all such rights of reinstatement and redemption of the Mortgagor and of all other persons are and shaU be deemed to be hereby waived to the full extent permitted by applicable law; and

(b)            The Mortgagor will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any right, power remedy herein or otherwise granted or delegated to the Mortgagee but will suffer and permit the execution of every such right, power and remedy as though no such law or laws had been made or enacted.

26.          Contests. Notwithstanding anything to the contrary herein contained, Mortgagor shall have the right to contest by appropriate legal proceedings diligently prosecuted any Taxes imposed or assessed upon the Premises or which may be or become a lien thereon and any mechanics', materialmen's or other liens or claims for lien upon the Premises (all herein called "Contested Liens"), and no Contested Liens shall constitute an Event of Default hereunder, if, but only if:

(a)           Mortgagor shall forthwith give notice of any Contested Lien to Mortgagee at the time the same shall be asserted;

(a)            Mortgagor shall either pay under protest or deposit with Mortgagee the full amount (herein called "Lien Amount") of such Contested Lien, together with such amount as Mortgagee may reasonably estimate as interest or penalties which might arise during the period of contest; provided that in lieu of such payment Mortgagor may furnish to Mortgagee a bond or title indemnity in such amount and form, and issued by a bond or title insuring company, as may be satisfactory to Mortgagee;

(b)            Mortgagor shall diligently prosecute the contest of any Contested Lien by appropriate legal proceedings having the effect of staying the foreclosure or forfeiture of the Premises, and shall permit Mortgagee to be represented in any such contest and shall pay all expenses incurred, in so doing, including fees and expenses of Mortgagee's counsel (all of which shall constitute so much additional Indebtedness bearing interest at the Default Rate until paid, and payable upon demand);

(c)            Mortgagor shall pay such Contested Lien and all Lien Amounts together with interest and penalties thereon (i) if and to the extent that any such Contested Lien shall be determined adverse to Mortgagor, or (ii) forthwith upon demand by Mortgagee if, in the opinion of Mortgagee, and notwithstanding any such contest, the Premises shall be in jeopardy or in danger of being forfeited or foreclosed; provided that if Mortgagor shall fail so to do, Mortgagee may, but shall not be required to, pay all such Contested Liens and Lien Amounts and interest and penalties thereon and such other sums as may be necessary in the judgment of the Mortgagee to obtain the release and discharge of such liens; and any amount expended by Mortgagee in so doing shall be so much additional Indebtedness bearing interest at the Default Rate until paid, and payable upon demand; and provided further that Mortgagee may in such case use and apply monies deposited as provided in subsection (b) above and may demand payment upon any bond or title indemnity furnished as aforesaid.

27.	Expenses Relating to Note, Mortgage and Other Loan Documents.

(a)            Mortgagor will pay all expenses, charges, costs and fees relating to the Loan or necessitated by the terms of the Note, this Mortgage, or any of the other Loan Documents, including without limitation, Mortgagee's reasonable attorneys' fees in connection with the negotiation, documentation, administration, servicing and enforcement of the Note, this Mortgage, and the other Loan Documents, all filing, registration and recording fees, all other expenses incident to the execution and acknowledgment of this Mortgage and all federal, state, county and municipal taxes, and other taxes (provided Mortgagor shall not be required to pay any income or franchise taxes of Mortgagee), duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Note and this Mortgage.

(b)	Mortgagor recognizes that, during the term of this Mortgage, Mortgagee:

(i)            May be involved in court or administrative proceedings, including, without restricting the foregoing, foreclosure, probate, bankruptcy, creditors' arrangements, insolvency, housing authority and pollution control proceedings of any kind, to which Mortgagee shall be a party by reason of the Loan Documents or in which the Loan Documents or the Premises are involved directly or indirectly;

(ii)            May make preparations following the occurrence of an Event of Default hereunder for the commencement of any suit for the foreclosure hereof, which may or may not be actually commenced;

(iii)          May make preparations following the occurrence of an Event of Default hereunder for, and do work in connection with, Mortgagee's taking possession of and managing the Premises, which event may or may not actually occur;

(iv)          ay make preparations for and commence other private or public actions to remedy an Event of Default hereunder, which other actions may or may not be actually commenced;

(v)          May enter into negotiations with Mortgagor or any of their agents, employees or attorneys in connection with the existence or curing of any Event of Default hereunder, the sale of the Premises, the assumption of liability for any of the Indebtedness or the transfer of the Premises in lieu of foreclosure; or

(vi)          May enter into negotiations with Mortgagor or any of their agents, employees or attorneys pertaining to Mortgagee's approval of actions taken or proposed to be taken by Mortgagor which approval is required by the terms of this Mortgage.

(c)            All expenses, charges, costs and fees described in this Section 27 shall be so much additional Indebtedness, shall bear interest from the date so incurred until paid at the Default Rate and shall be paid, together with said interest, by Mortgagor forthwith upon demand.

28.          Statement of Indebtedness. Mortgagor, within seven (7) days after being so requested by Mortgagee, shall furnish a duly acknowledged written statement setting forth the amount of the debt secured by this Mortgage, the date to which interest has been paid and stating either that no offsets or defenses exist against such debt or, if such offsets or defenses are alleged to exist, the nature thereof.

29.          Further Instruments. Upon request of Mortgagee, Mortgagor shall execute, acknowledge and deliver all such additional instruments and further assurances of title and shall do or cause to be done all such further acts and things as may reasonably be necessary fully to effectuate the intent of this Mortgage and of the other Loan Documents.

30.          Additional Indebtedness Secured. All persons and entities with any interest in the Premises or about to acquire any such interest should be aware that this Mortgage secures more than the stated principal amount of the Note and interest thereon; this Mortgage secures any and all other amounts which may become due under the Note or any other document or instrument evidencing, securing or otherwise affecting the Indebtedness, including, without limitation, any and all amounts expended by Mortgagee to operate, manage or maintain the Premises or to otherwise protect the Premises or the lien of this Mortgage.

31.           Indemnity. Mortgagor hereby covenants and agrees that no liability shall be asserted or enforced against Mortgagee in the exercise of the rights and powers granted to Mortgagee in this Mortgage, and Mortgagor hereby expressly waives and releases any such liability. Mortgagor shall indemnify and save Mortgagee harmless from and against any and all liabilities, obligations, losses, damages, claims, costs and expenses (including reasonable attorneys' fees and court costs) (collectively, "Claims") of whatever kind or nature which may be imposed on, incurred by or asserted against Mortgagee at any time by any third party which relate to or arise from: (a) any suit or proceeding (including probate and bankruptcy proceedings), or the threat thereof, in or to which Mortgagee may or does become a party, either as plaintiff or as a defendant, by reason of this Mortgage or for the purpose of protecting the lien of this Mortgage; (b) the offer for sale or sale of all or any portion of the Premises; and (c) the ownership, leasing, use, operation or maintenance of the Premises, if such Claims relate to or arise from actions taken prior to the surrender of possession of the Premises to Mortgagee in accordance with the terms of this Mortgage; provided, however, that Mortgagor shall not be obligated to indemnify or hold Mortgagee harmless from and against any Claims directly arising from the gross negligence or willful misconduct of Mortgagee. All costs provided for herein and paid for by Mortgagee shall be so much additional Indebtedness and shall become immediately due and payable upon demand by Mortgagee and with interest thereon from the date incurred by Mortgagee until paid at the Default Rate.

32.           Subordination of Property Manager's Lien. Any property management agreement for the Premises entered into hereafter with a property manager shall contain a provision whereby the property manager agrees that any and all mechanics' lien rights that the property manager or anyone claiming by, through or under the property manager may have in the Premises shall be subject and subordinate to the lien of this Mortgage and shall provide that Mortgagee may terminate such agreement at any time after the occurrence of an Event of Default hereunder. Such property management agreement or a short form thereof, at Mortgagee's request, shall be recorded with the Recorder of Deeds of the county where the Premises are located. In addition, if the property management agreement in existence as of the date hereof does not contain a subordination provision, Mortgagor shall cause the property manager under such agreement to enter into a subordination of the management agreement with Mortgagee, in recordable form, whereby such property manager subordinates present and future lien rights and those of any party claiming by, through or under such property manager to the lien of this Mortgage.

33.	Miscellaneous.

(a)            Successors and Assigns. This Mortgage and all provisions hereof shall be binding upon and enforceable against Mortgagor and their assigns and other successors. This Mortgage and all provisions hereof shall inure to the benefit of Mortgagee, its successors and assigns and any holder or holders, from time to time, of the Note.

(b)            Invalidity of Provisions; Governing Law. In the event that any provision of this Mortgage is deemed to be invalid by reason of the operation of law, or by reason of the interpretation placed thereon by any administrative agency or any court, Mortgagor and Mortgagee shall negotiate an equitable adjustment in the provisions of the same in order to effect, to the maximum extent permitted by law, the purpose of this Mortgage and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby and shall remain in full force and effect. This Mortgage is to be construed in accordance with and governed by the internal laws of the State of Alabama (without regard to Alabama conflict of law principles).

(c)            Municipal Requirements. Mortgagor shall not by act or omission permit any building or other improvement on premises not subject to the lien of this Mortgage to rely on the Premises or any part thereof or any interest therein to fulfill any municipal or governmental requirement, and Mortgagor hereby assigns to Mortgagee any and all rights to give consent for all or any portion of the Premises or any interest therein to be so used. Similarly, no building or other improvement on the Premises shall rely on any premises not subject to the lien of this Mortgage or any interest therein to fulfill any governmental or municipal requirement. Any act or omission by Mortgagor which would result in a violation of any of the provisions of this subparagraph (c) shall be void.

(d)            Rights of Tenants. Mortgagee shall have the right and option to commence a civil action to foreclose this Mortgage and to obtain a decree of foreclosure and sale subject to the rights of any tenant or tenants of the Premises having an interest in the Premises prior to that of Mortgagee. The failure to join any such tenant or tenants of the Premises as party defendant or defendants in any such civil action or the failure of any decree of foreclosure and sale to foreclose its rights shall not be asserted by Mortgagor as a defense in any civil action instituted to collect the Indebtedness, or any part thereof or any deficiency remaining unpaid after foreclosure and sale of the Premises, any statute or rule of law at any time existing to the contrary notwithstanding.

(e)            Option of Mortgagee to Subordinate. At the option of Mortgagee, this Mortgage shall become subject and subordinate, in whole or in part (but not with respect to priority of entitlement to insurance proceeds or any condemnation or eminent domain award) to any and all leases of all or any part of the Premises upon the execution by Mortgagee of a unilateral declaration to that effect and the recording thereof in the Office of the Recorder of Deeds in and for the county wherein the Premises are situated.

(f)            Mortgagee in Possession. Nothing herein contained shall be construed as constituting Mortgagee a mortgagee in possession in the absence of the actual taking of possession of the Premises by Mortgagee pursuant to this Mortgage.

(g)            Relationship of Mortgagee and Mortgagor. Mortgagee shall in no event be construed for any purpose to be a partner, joint venturer, agent or associate of Mortgagor or of any lessee, operator, concessionaire or licensee of Mortgagor in the conduct of their business, and, without limiting the foregoing, Mortgagee shall not be deemed to be such partner, joint venturer, agent or associate on account of Mortgagee becoming a mortgagee in possession or exercising any rights pursuant to this Mortgage, any of the other Loan Documents, or otherwise. The relationship of Mortgagor and Mortgagee hereunder is solely that of debtors/creditor.

(h)            Time of the Essence. Time is of the essence of the payment by Mortgagor of all amounts due and owing to Mortgagee under the Note and the other Loan Documents and the performance and observance by Mortgagor of all terms, conditions, obligations and agreements contained in this Mortgage and the other Loan Documents.

(i)            No Merger. The parties hereto intend that the Mortgage and the lien hereof shall not merge in fee simple title to the Premises, and if Mortgagee acquires any additional or other interest in or to the Premises or the ownership thereof, then, unless a contrary intent is manifested by Mortgagee as evidenced by an express statement to that effect in an appropriate document duly recorded, this Mortgage and the lien hereof shall not merge in the fee simple title and this Mortgage may be foreclosed as if owned by a stranger to the fee simple title.

G)             Maximum Indebtedness. In no event shall Mortgagee be obligated to advance funds to Mortgagor in excess of the face amount of the Note.

(k)            Consent to Jurisdiction TO INDUCE MORTGAGEE TO ACCEPT THE NOTE, MORTGAGOR IRREVOCABLY AGREES THAT, SUBJECT TO MORTGAGEE'S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THE NOTE AND THIS MORTGAGE WILL BE LITIGATED IN COURTS HAVING SITUS IN MONTGOMERY, ALABAMA. MORTGAGOR HEREBY CONSENTS AND SUB:MITS TO THE JURISDICTION OF ANY COURT HAVING JURISDICTION OVER MONTGOMERY, ALABAMA, WAIVES PERSONAL SERVICE OF PROCESS UPON MORTGAGOR, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, WITH A COPY SENT THROUGH REGULAR MAIL, DELIVERY LIMITED TO ADDRESSEE, DIRECTED TO MORTGAGOR AT THE ADDRESS STATED HEREIN AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.

(1)            Waiver of Jury Trial. MORTGAGOR AND MORTGAGEE (BY ACCEPTANCE HEREOF), HAVING BEEN REPRESENTED BY COUNSEL EACH KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER TIDS MORTGAGE OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH TIDS MORTGAGE OR (b) ARISING FROM ANY BANKING RELATIONSIDP EXISTING IN CONNECTION WITH THIS MORTGAGE, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. MORTGAGOR AGREES THAT IT WILL NOT ASSERT ANY CLAIM AGAINST MORTGAGEE OR ANY OTHER PERSON INDEMNIFIED UNDER TIDS MORTGAGE ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.

(m)            Complete Agreement. This Mortgage constitutes the complete agreement between the parties with respect to the subject matter hereof and this Mortgage may not be modified, altered or amended except by an agreement in writing signed by both Mortgagor and Mortgagee.

(n)            Incorporation of Recitals/Defined Terms. The recitals set forth are hereby incorporated by this reference. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Note.

[Signature Page Follows]

IN WITNESS WHEREOF, Mortgagor has executed and delivered this Mortgage the day and year first above written.

MORTGAGOR:

GK FESTIVAL LLC,
an Alabama limited liability company

By:	GK Development, Inc.,
an Illinois corporation, its Manager

	By:	/s/ Garo Kholamian
	Name:	Garo Kholamian
	Title:	President

STATE OF ILLINOIS	)
) ss.
COUNTY OF COOK	)

I, Ryan Daly, a Notary Public in and for said County, in the State aforesaid, do hereby certify that Garo Kholamian, as President of GK Development, Inc., an Illinois corporation, Manager of GK Festival LLC, an Alabama limited liability company, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument as such Manager, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act and as the free and voluntary act of said entity, for the uses and purposes therein set forth.

GIVEN under my hand and notarial seal, this 4th day of June, 2024.

(SEAL)

/s/Ryan Daly
Notary Public

EXHIBIT A

Legal Description of the Premises

APN/PARCEL ID: 09-09-29-1-000-002.002

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF MONTGOMERY, STATE OF ALABAMA AND IS DESCRIBED AS FOLLOWS:

LOT 1, ACCORDING TO THE MAP OF FESTIVAL PLAZA PLAT NO. 2, AS THE SAME APPEARS OF RECORD IN THE OFFICE OF THE JUDGE OF PROBATE OF MONTGOMERY COUNTY, ALABAMA INPLATBOOK 48, AT PAGE 175.

TOGETHER WITH THE EASEMENTS APPURTENANT THERETO AS SET FORTH IN (A) THAT CERTAIN DECLARATION OF RESTRICTIONS AND EASEMENTS DATED APRIL 19, 2000, RECORDED IN THE OFFICE OF THE JUDGE OF PROBATE OF MONTGOMERY COUNTY, ALABAMA, IN REAL PROPERTY-BOOK 2104, AT PAGE 0532, AS AMENDED BY THAT CERTAIN AMENDED AND RESTATED AMENDMENT TO DECLARATION OF RESTRICTIONS AND EASEMENTS DATED OCTOBER 9, 2003, RECORDED IN SAID PROBATE OFFICE IN REAL PROPERTY BOOK 2768, AT PAGE 128, (B) THAT CERTAIN DECLARATION OF RESTRICTIONS AND EASEMENTS DATED TTJNE 14, 2002, RECORDED IN THE OFFICE OF THE JUDGE OF PROBATE OF MONTGOMERY COUNTY, ALABAMA, IN REAL PROPERTY BOOK 2432, AT PAGE 14, (C) THAT CERTAIN RECIPROCAL AGREEMENT DATED FEBRUARY 20, 1997, RECORDED IN THE OFFICE OF THE JUDGE OF PROBATE OF MONTGOMERY COUNTY, ALABAMA, IN REAL PROPERTY BOOK 1732, AT PAGE 0838, (D) THAT CERTAIN RECIPROCAL AGREEMENT DATED JULY 15, 1998, RECORDED IN THE OFFICE OF THE JUDGE OF PROBATE OF MONTGOMERY COUNTY, ALABAMA, IN REAL PROPERTY BOOK 1884, AT PAGE 16, (E) THAT CERTAIN DECLARATION OF RESTRICTIONS DATED MAY 22, 1995, RECORDED IN THE OFFICE OF THE JUDGE OF PROBATE OF MONTGOMERY COUNTY, ALABAMA, IN REAL PROPERTY BOOK 1566, AT PAGE 298, (F) THAT CERTAIN EASEMENT FOR FIRE PROTECTION BY AND BETWEEN SOUTHERN GUARANTY INSURANCE COMPANY, AN ALABAMA CORPORATION AND CITY OF MONTGOMERY, A MUNICIPAL CORPORATION DATED JUNE 14, 2002 AND RECORDED JULY 29, 2002 IN BOOK 2451, PAGE 875, (G) RECIPROCAL PERMANENT SPILLAGE AGREEMENT DATED MARCH 31, 1990, RECORDED IN THE OFFICE OF THE JUDGE OF PROBATE OF MONTGOMERY COUNTY, ALABAMA, IN REAL PROPERTY BOOK 0976, AT PAGE 0553, AFORESAID RECORDS, AS MODIFIED BY AGREEMENT BY AND BETWEEN SOUTHTRUST BANK, NATIONAL ASSOCIATION, SOUTHERN GUARANTY INSURANCE COMPANY, LUTHER HILL WALLER, JR., WILLIAM CHAMBERS WALLER AND BOGUE MAULTSBY WALLER DATED NOVEMBER 22, 1991, RECORDED, IN REAL PROPERTY BOOK 1205, AT PAGE 0371, AFORESAID RECORDS, AND (H) HOLD HARMLESS AGREEMENT IN FAVOR OF THE WATER WORKS AND SANITARY SEWER BOARD OF THE CITY OF MONTGOMERY RECORDED IN SAID PROBATE OFFICE IN REAL PROPERTY BOOK 2194, AT PAGE 119, AS SHOWN ON SURVEY PREPARED BY MARTIN T. BLETHEN, PLS, ALA. REG. NO. 14728, DESIGNATED JOB NO. 03-392, DATED DECEMBER 3, 2013, LAST REVISED DECEMBER 23, 2013.

A-1

EXHIBITB

Permitted Exceptions

(1)	Real Estate Taxes not yet due and payable for the year 2024 and subsequent years; and

(2)	Such other exceptions as permitted by Lender in writing.

B-1